Exhibit 5.1

September 14, 2023

Next Bridge Hydrocarbons, Inc.
6300 Ridglea Place, Suite 950
Fort Worth, TX 76116

Re: Next Bridge Hydrocarbons, Inc. Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel to Next Bridge Hydrocarbons, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, of certain subscription rights (the “Rights”) to acquire shares of stock of a yet-to-be-formed corporation (“Newco”), into which the Company will contribute up to ten percent (10%) of a back-in working interest option (the “Back-in Interest”) for the Orogrande Project, an oil and gas project held by the Company in the Orogrande Basin in Hudspeth County, Texas (the “Orogrande Project”) as well as up to one hundred percent (100%) of the interest in the drilling project located on over 1,150 acres in Vermillion Parish, Louisiana (the “Bronco Prospect Interest”). The Back-in Interest and the Bronco Prospect Interest are currently held by Mr. Gregory McCabe, who is contributing the Back-in Interest and the Bronco Prospect Interest to the Company pursuant to the terms of a Contribution Agreement (the “Contribution Agreement”) between the Company, Mr. McCabe, and McCabe Petroleum Corporation, a Texas corporation. The Rights will be issued to the Company’s common stockholders of record as of the record date who maintain the registration of their shares of the Company’s common stock for a period of one hundred eighty days thereafter. The Rights are being offered pursuant to a Registration Statement (No. 333-273442), as amended (as so amended, the “Registration Statement”), including the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act.

We have examined the Registration Statement, the Prospectus, instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

Next Bridge Hydrocarbons, Inc.
September 14, 2023

This opinion is limited to the Nevada Revised Statutes, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) The Prospectus has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Rights and related matters, and (iv) certificates representing the Rights are duly executed, issued, and delivered in accordance with the terms of the Prospectus, in consideration for the continued registration of the recipients’ shares of the Company’s common stock, the Rights will be valid and binding obligations of the Company, enforceable in accordance with the terms of the certificates representing the Rights, to the extent that Nevada law governs such issues.

We note that the Rights will be of no force or effect unless and until (x) the Back-In Interest and Bronco Prospect Interested are contributed to the Company pursuant to the terms of the Contribution Agreement (y) the Company causes Newco to be formed, and (z) the Back-In Interest and the Bronco Prospect Interest are contributed to Newco by the Company.

This opinion is rendered to you in connection with the Registration Statement and is not to be relied upon for any other purpose. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and any prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson